                          SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                         [X]
Filed by a Party other than the Registrant      [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss 240.14a-11(c) or ss 240.14a-12

                            Asyst Technologies, Inc.
                            ------------------------
                (Name of Registrant as Specified In Its Charter)
                            Asyst Technologies, Inc.
                            ------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     2. Aggregate number of securities to which transaction applies:
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     3. Per unit  price  or  other  underlying  value  of  transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):(1)
        -----------------------------------------------------------------------

     4. Proposed maximum aggregate value of transaction:
        -----------------------------------------------------------------------

     5. Total fee paid:
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[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      1. Amount Previously Paid:

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

                           ASYST TECHNOLOGIES, INC.
                                48761 Kato Road
                               Fremont, CA 94538

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON SEPTEMBER 29, 1997

                               ----------------

TO THE SHAREHOLDERS OF ASYST TECHNOLOGIES, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Asyst Technologies, Inc., a California corporation (the "Company"), will be held on Monday, September 29, 1997, at 3:00 p.m. local time at the Beverly Heritage Hotel, 1820 Barber Lane, Milpitas, California, for the following purpose:

  1. To elect directors to serve for the ensuing year and until their successors are elected.

  2. To approve the Company's 1993 Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 500,000 shares and to add provisions with respect to
     Section 162(m) of the Internal Revenue Code of 1986, as amended.

  3. To approve the Company's 1993 Non-Employee Directors' Stock Option Plan, as amended, to increase the aggregate number of Shares of Common Stock authorized for issuance under such plan by 150,000 shares and to increase the size of the initial options to purchase Common Stock granted thereunder to 14,000 shares.

  4. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending March 31, 1998.

  5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on August 21, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ JAMES C. KITCH
                                          James C. Kitch
                                          Secretary

Fremont, California
August 25, 1997


   ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           ASYST TECHNOLOGIES, INC.
                                48761 Kato Road
                               Fremont, CA 94538

                               ----------------

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS

                              September 29, 1997

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Asyst Technologies, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Monday, September 29, 1997, at 3:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Beverly Heritage Hotel, 1820 Barber Lane, Milpitas, California. The Company intends to mail this proxy statement and accompanying proxy card on or about August 26, 1997 to all shareholders entitled to vote at the Annual Meeting.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or at the Company's request. No additional compensation will be paid to directors, officers or other regular employees for such services but Corporate Investor Communications, Inc. will be paid its customary fee, estimated to be about $4,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only holders of record of Common Stock at the close of business on August 21, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on August 21, 1997 the Company had outstanding and entitled to vote 10,798,762 shares of Common Stock. All shares numbers in this proxy statement are adjusted to reflect the 2-for-1 stock split which was declared by the Board of Directors in the form of a 100% stock dividend paid on August 22, 1997 to holders of Common Stock on August 1, 1997.

  Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 48761 Kato Road, Fremont, CA 94538, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

  Proposals of shareholders that are intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company not later than April 17, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  There are six nominees for the Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, four directors having been elected by the shareholders and two directors, Stanley Grubel and Ashok Sinha having been elected by the Board.

  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

  The six candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

  The names of the nominees and certain information about them are set forth below:

  NAME                AGE                 PRINCIPAL OCCUPATION
  ----                ---                 --------------------
  Mihir Parikh        50  Chairman of the Board and Chief Executive Officer of
                          the Company
  Stanley Grubel      55  Chief Executive Officer of MiCRUS
  Tsuyoshi Kawanishi  67  Senior Advisor of Toshiba Corporation
  Ashok K. Sinha      53  President of the Metal Deposition Product Business
                          Group of Applied Materials, Inc.
  James E. Springgate 70  Independent Consultant
  Walter W. Wilson    53  President of Solectron California Corporation

  Dr. Parikh has served as Chairman of the Board and Chief Executive Officer of the Company since July 1992. He has been a director of the Company since he founded the Company in 1984 and served as the Company's President and Chief Executive Officer from its inception to July 1992.

  Mr. Grubel has served as a director of the Company since January 1997. Mr. Grubel has served as Chief Executive Officer of MiCRUS, a manufacturer of C-mos wafers since September 30, 1994. Between January 1, 1992 a September 29, 1994, he was a plant manager for International Business Machines Corporation.

  Mr. Kawanishi has served as a director of the Company since February 1996. He has served as Senior Adviser of Toshiba Corporation ("Toshiba"), a manufacturer of electronic machinery and semiconductors, since June 1994. He previously held the position of Senior Executive Vice President at Toshiba from June 1990 to June 1994. Mr. Kawanishi also sits on the board of Applied Materials, Inc. and Chartered Semiconductor Manufacturing Ltd. He is also president of Japan's Society for Hybrid Microelectronics and Chairman of the Board of Singapore's Institute for Microelectronics.

  Dr. Sinha has served as a director of the Company since January 1997. Dr. Sinha has served as Group Vice President of Applied Materials, Inc., a semiconductor equipment manufacturer, since 1990 and is President of the Metal Deposition Product Business Group of Applied Materials, Inc.

  Mr. Springgate has served as a director of the Company since June 1985. Mr. Springgate is currently an independent consultant. From 1975 until his retirement in 1989, he was the President of Monsanto Electronic Materials Company, a unit of Monsanto Company, a producer of chemicals and pharmaceuticals.

  Mr. Wilson has served as a director of the Company since January 1995. Mr. Wilson has served as President of Solectron North America, a wholly-owned subsidiary of Solectron Corporation, a provider of manufacturing services to the electronics industry ("Solectron"), since September 1995, as President of Solectron California Corporation since September 1993 and as a Senior Vice President, Operations of Solectron since June 1990.

  There are no family relationships among any of the directors or executive officers of the Company.

BOARD COMMITTEES AND MEETINGS

  During the fiscal year ended March 31, 1997, the Board of Directors held four meetings. The Board's committees include an Audit Committee and a Compensation Committee.

  The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Springgate and Wilson. It met five times during such fiscal year.

  The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. Springgate and Sinha. It did not meet during such fiscal year.

  During the fiscal year ended March 31, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE

                                  PROPOSAL 2

              APPROVAL OF THE 1993 STOCK OPTION PLAN, AS AMENDED

  In June 1993, the Board of Directors adopted, and the shareholders subsequently approved, the Company's 1993 Stock Option Plan (the "1993 Plan"). As a result of a series of amendments, at September 1996 there were 2,100,000 shares of the Company's Common Stock authorized for issuance under the 1993 Plan.

  At June 30, 1997, options (net of canceled or expired options) covering an aggregate of 1,753,370 shares of the Company's Common Stock had been granted under the 1993 Plan, and only 33,894 shares (plus any shares that might in the future be returned to the plans as a result of cancellations or expiration of options) remained available for future grant under the 1993 Plan. During the last fiscal year, under the 1993 Plan, the Company granted to all current executive officers as a group options to purchase 310,000 shares at exercise prices of $10.125 to $10.84375 per share and to all employees (excluding executive officers) as a group options to purchase 793,044 shares at exercise prices of $8.375 to $11.00 per share. Each Named Executive Officer received options as set forth in the table on page 20.

  In July 1997, the Board approved an amendment to the 1993 Plan, subject to shareholder approval, to enhance the flexibility of the Board and the Compensation Committee in granting stock options to the Company's employees. The amendment increases the number of shares authorized for issuance under the 1993 Plan from a total of 2,100,000 shares to 2,600,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee.

  Also in July 1997, the Board amended the 1993 Plan to modify the requirements related to shareholder approval of amendments to the 1993 Plan to bring the 1993 Plan into conformity with and take advantage of new regulations under Section 16 of the Exchange Act. Furthermore, the Board amended the 1993 Plan, subject to shareholder approval, generally to permit the Company, under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to continue to be able to deduct as a business expense certain compensation attributable to the exercise of stock options granted under the 1993 Plan.
Section 162(m) denies a deduction to any publicly held corporation for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 for any covered employee. See "Federal Income Tax Information" below for a discussion of the application of Section 162(m). In light of the Section 162(m) requirements, the Board has amended the 1993 Plan, subject to shareholder approval, to include a limitation providing that no employee may be granted options under the 1993 Plan during a calendar-year to purchase in excess of 200,000 shares of Common Stock. Previously, no such formal limitation was placed on the number of shares available for option grants to any individual.

  Shareholders are requested in this Proposal 2 to approve the 1993 Plan, as amended. If the shareholders fail to approve this Proposal 2, options granted under the 1993 Plan after the Annual Meeting will not qualify as performance-based compensation and, in some circumstances, the Company may be denied a business expense deduction for compensation recognized in connection with the exercise of such options. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting will be required to approve the 1993 Plan, as amended. For purposes of this vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 2.

  The description of the essential features of the 1993 Plan outlined below is qualified in its entirety by reference to the 1993 Plan.

GENERAL

  The 1993 Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the 1993 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1993 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

  The 1993 Plan was adopted to provide a means by which officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide for such persons to exert maximum efforts for the success of the Company. Approximately 210 of the Company's approximately 540 employees and consultants are eligible to participate in the 1993 Plan.

ADMINISTRATION

  The 1993 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1993 Plan and, subject to the provisions of the 1993 Plan, to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to determine whether an option is an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the exercise price and the type of consideration to be paid to the Company upon exercise, and, subject to certain restrictions, to specify any other terms. The Board of Directors is authorized to delegate administration of the 1993 Plan to a committee composed of not fewer than two members of the Board. The 1993 Plan provides that in the Board's discretion, directors serving on the Compensation Committee will also be "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3") or "outside directors" within the meaning of Section 162(m) of the Code. The Board has delegated administration of the 1993 Plan to the Compensation Committee of the Board. As used herein with respect to the 1993 Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

ELIGIBILITY

  Incentive stock options may be granted under the 1993 Plan only to employees (including officers and directors) of the Company and its affiliates. Employees (including officers and directors) and consultants are eligible to receive nonstatutory stock options under the 1993 Plan. Directors who are not employees of the Company are not eligible to receive any option grants under the 1993 Plan.

  Subject to shareholder approval of this Proposal 2, the Company has added to the 1993 Plan a per-individual, per-calendar year period limitation equal to 200,000 shares of Common Stock. The purpose of adding this limitation is generally to permit the Company to continue to be able to deduct for tax purposes the compensation attributable to the exercise of options granted under the 1993 Plan. Previously, the Board or the Compensation Committee determined in its discretion the number of shares subject to an option for any individual and no such formal limitation was placed on the number of shares available for grant to any individual. To date, the Company has not granted to any individual in any calendar year options to purchase a number of shares equal to or in excess of the limitation.

  No incentive stock option may be granted under the 1993 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate of the Company, unless the option exercise price of such option is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the 1993

Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

STOCK SUBJECT TO THE 1993 PLAN

  If options granted under the 1993 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1993 Plan.

TERMS OF OPTIONS

  The following is a description of the permissible terms of options under the 1993 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

  Exercise Price; Payment. The exercise price of incentive stock options under the 1993 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options under the 1993 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. However, if options were granted with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. At August 15, 1997, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $21.625 per share.

  In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To the extent required by Section 162(m) of the Code, an option repriced under the 1993 Plan is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the 200,000 share limitation.

  The exercise price of options granted under the 1993 Plan must be paid either: (i) in cash at the time the option is exercised; or (ii) at the discretion of the Board, (a) by delivery of other Common Stock of the Company,
(b) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

  Transferability. Under the 1993 Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and may be exercised only by the optionee during the lifetime of an optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution unless otherwise specified in the option agreement, in which case the nonstatutory stock option may be transferred upon such terms and conditions as set forth in the option, including pursuant to a domestic relations order. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death.

  Option Exercise. Options granted under the 1993 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1993 Plan may permit early exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employment of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

  Term. The maximum term of options under the 1993 Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1993 Plan terminate three months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless (i) such termination of employment is due to such person's permanent and total disability (as defined in the Internal Revenue Code (the "Code")), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (ii) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within twelve months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting or director relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISIONS

  If there is any change in the stock subject to the 1993 Plan or subject to any option granted under the 1993 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1993 Plan and the options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares and price per share of stock subject to the 1993 Plan and such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

  The 1993 Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume any options outstanding under the 1993 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue the options outstanding under the 1993 Plan, or to substitute similar options, then, with respect to options held by persons then performing services as employees or as consultants or directors for the Company, as the case may be, the time during which such options may be exercised will be accelerated and the options terminated if not exercised during such time. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

  The Board may suspend or terminate the 1993 Plan without shareholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1993 Plan will terminate in June 2003.

  The Board may also amend the 1993 Plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders of the Company within twelve months of its adoption by the Board if the amendment would require shareholder approval in order for the 1993 Plan to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code or any Nasdaq National Market requirement. Subject to the foregoing, the Board may amend the 1993 Plan in any respect the Board deems necessary or advisable to provide optionees with the maximum benefits available under the Code or to bring the 1993 Plan or any option granted thereunder into compliance with the Code.

FEDERAL INCOME TAX INFORMATION

  Incentive Stock Options. Incentive stock options under the 1993 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

  There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

  If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  Congress and the President are currently finalizing the details in balanced budget legislation which would have a significant impact on federal tax law and in particular the rates and terms of the capital gains tax discussed herein. Adoption of the current budget agreement would likely make the earlier exercise of stock options granted by the Company look more attractive for individuals who are seeking to minimize their potential tax liability associated with those stock options. However, such an outcome remains uncertain until new laws are actually approved and enacted.

  To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

  Nonstatutory Stock Options. Nonstatutory stock options granted under the 1993 Plan generally have the following federal income tax consequences:

  There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds

$1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

  Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Treasury regulations issued under Code Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the shareholders; (iii) the award is granted by a compensation committee compromised solely of two or more "outside directors;" and (iv) the exercise price of the option is no less than the fair market value of the stock on the date of grant.

                                  PROPOSAL 3

                 APPROVAL OF THE 1993 NON-EMPLOYEE DIRECTORS'
                         STOCK OPTION PLAN, AS AMENDED

  In June 1993, the Board of Directors adopted, and the shareholders subsequently approved, the Company's 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") and reserved a total of 100,000 shares of the Company's Common Stock under the Directors' Plan.

  In January 1997, the Board of Directors approved an amendment to the Directors' Plan, subject to shareholder approval, to increase the number of shares authorized under the Directors' Plan from 100,000 shares to 250,000 shares and to increase the number of shares underlying options granted upon a non-employee directors' initial election to the Board of Directors from 10,000 shares to 14,000. The Board approved these amendments to ensure that the Company continues to attract, retain and reward non-employee directors by compensating them at levels deemed appropriate by the Board.

  At June 30, 1997, options (net of canceled or expired options) covering all of the 100,000 shares currently authorized under the Directors' Plan had been granted (other than shares that might in the future be returned to the plan as a result of cancellation or expiration of options). Options covering an additional 9,000 shares have been granted, subject to shareholder approval. See "Executive Compensation--Compensation of Directors."

  Shareholders are requested in this Proposal 3 to approve the Directors' Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting will be required to approve the Directors' Plan, as amended. For purposes of this vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

             MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

  The essential features of the Directors' Plan are outlined below:

GENERAL

  The Directors' Plan provides for the non-discretionary grant of nonstatutory stock options to members of the Board of Directors who are not employees of the Company. Stock options granted under the Directors' Plan are intended not to qualify as "incentive stock options" as defined by Section 422 under the Internal Revenue Code of 1986, as amended (the "Code"). See "Certain Federal Income Tax Information" for a discussion of the tax treatment of nonstatutory stock options.

PURPOSE

  The Directors' Plan was adopted to provide a means by which individuals who serve as members of the Company's Board of Directors, and who are not otherwise employed by the Company, could be given an opportunity to purchase stock in the Company and to provide incentives for such persons to exert maximum efforts for the success of the Company. The Company's four non-employee directors are eligible to participate in the Directors' Plan.

ADMINISTRATION

  The Directors' Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the Directors' Plan and is authorized to delegate administration of the Directors' Plan to a committee composed of not fewer than two members of the Board (the "Committee"). As used herein with respect to the Directors' Plan, the "Board" refers to the Committee as well as to the Board of Directors itself.

ELIGIBILITY

  Only non-employee directors of the Company are eligible to receive options under the Directors' Plan.

STOCK SUBJECT TO THE DIRECTORS' PLAN

  If options granted under the Directors' Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options becomes available again for issuance under the Directors' Plan.

TERM OF OPTIONS

  The following is a description of the terms of options under the Directors' Plan. Each option granted under the Directors' Plan is non-discretionary and must be made in accordance with the terms described below.

  Options Grants. The Directors' Plan, as amended to date by the Board of Directors, provides for the automatic, non-discretionary grant of options to purchase 6,000 shares of the Company's Common Stock, on the anniversary of each non-employee director's initial grant, to each non-employee director in service as of such date. In addition, each new member of the Company's Board will be granted options to purchase 14,000 shares of the Company's Common Stock as of the date of his or her initial election to the Board.

  Exercise Price; Payment. The exercise price of all options under the Directors' Plan may not be less than 100% of the fair market value of the Common Stock subject to the option on the date the option is granted. The exercise price of options granted under the Directors' Plan must be paid either (a) in cash at the time the option is exercised or (b) by delivery of other Common Stock of the Company.

  Option Exercise. Options granted under the Directors' Plan upon initial election as a director become exercisable ("vest") in four equal annual installments commencing on the date one year after the date of the option grant. Shares issued upon the exercise of options are conditioned upon satisfactory arrangements made by each non-employee director with the Company to insure that the amount, if any, of federal or other withholding tax required to be withheld pursuant to such option exercise is made available to the Company for timely payment of such tax.

  Term, Transferability. The maximum term of options under the Directors' Plan is ten years. An option may not be transferred by the optionee, except by will or by the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee or his or her guardian or legal representative.

ADJUSTMENT PROVISIONS

  If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options outstanding thereunder will be adjusted appropriately as to the class and the maximum number of shares subject to such plan, the maximum number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

  The Directors' Plan provides that, in the event of a specified type of merger, dissolution, liquidation or other corporate reorganization, the time during which such options may be exercised will be accelerated and the options terminated if not exercised prior to such time. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provisions, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

  The Board may suspend or terminate the Directors' Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Directors' Plan will terminate in June, 2003.

  The Board also may amend the Directors' Plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders of the Company within twelve months of its adoption by the Board if the amendment would require shareholder approval in order for the Directors' Plan to comply with Rule 16b-3 or satisfy the requirements of
Section 422 of the Code or any Nasdaq National Market requirement. Subject to the foregoing, the Board may amend the 1993 Plan in any respect the Board deems necessary or advisable to provide optionees with the maximum benefits available under the Code or to bring the 1993 Plan or any option granted thereafter into compliance with the Code.

CERTAIN FEDERAL INCOME TAX INFORMATION

  Stock options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options.

  Options granted under the Directors' Plan are nonstatutory stock options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Because the optionee is a director of the Company, under existing laws, the date of taxation (and the date of measurement of taxable ordinary income) may in some instances be deferred unless the optionee files an election under Section 83(b) of the Code. The filing of Section 83(b) election with respect to the exercise of an option may affect the time of taxation and the amount of income recognized at each such time. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of such option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one (1) year.

                               NEW PLAN BENEFITS

  The following table presents certain information with respect to options granted under the Directors' Plan that are subject to the approval of the amendment of the Directors' Plan by the shareholders to the individuals and groups indicated. Only non-employee directors are eligible to be granted options under the Directors' Plan.

                                                           1993 NON-EMPLOYEE
                                                        DIRECTORS' STOCK OPTION
                                                                 PLAN
                                                       -------------------------
                                                       EXERCISE NUMBER OF SHARES
                                                        PRICE      SUBJECT TO
   NAME AND POSITION                                   ($/SH.)  OPTIONS GRANTED
   -----------------                                   -------- ----------------
   Stanley Grubel.....................................  $9.25        14,000
   Director
   Ashok K. Sinha.....................................   9.25        14,000
   Director
   Tsuyoshi Kawanishi.................................   9.25        10,000
   Director
   Walter W. Wilson...................................   9.25         6,000
   Director                                              9.125        4,000
                                                        ------       ------
   All non-employee directors as a Group..............  $9.24        48,000

                                  PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since its inception in 1984. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Shareholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Arthur Andersen LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 4.

                            ADDITIONAL INFORMATION

  The current directors and executive officers of the Company, and their ages as of June 30, 1997, are as follows:

                                  MANAGEMENT

             NAME            AGE POSITION
             ----            --- --------
   Mihir Parikh              50  Chairman of the Board and Chief Executive
                                 Officer
   Terry L. Moshier          48  President and Chief Operating Officer
   Anthony C. Bonora         54  Senior Vice President, Research and
                                 Development and Chief Technical Officer
   Douglas J. McCutcheon     48  Senior Vice President, Chief Financial Officer
   William R. Leckonby       57  President and Chief Operating Officer, Asyst
                                 Software, Inc.
   Stanley Grubel            55  Director
   Tsuyoshi Kawanishi        68  Director
   Ashok K. Sinha(2)         53  Director
   James E. Springgate(1)(2) 70  Director
   Walter W. Wilson(1)       53  Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Mr. Moshier has served as President and Chief Operating Officer of the Company since May 1997. From July 1996 to May 1997, Mr. Moshier served as Executive Vice President and Chief Operating Officer of the Company. From June 1995 to June 1996, Mr. Moshier was on the Advisory Board of the Arizona Technology Incubator Fund, a non-profit organization assisting start-up technology companies. Prior to such time, Mr. Moshier was Senior Vice President of Technology and Operations for Telxon Corporation, a designer and manufacturer of hand-held wireless computers, from November 1993 to June 1995. From June 1990 to October 1993, Mr. Moshier was Director of Operations of the Motorola Computer Group, a wholly-owned subsidiary of Motorola.

  Mr. Bonora joined Asyst in 1984 and has been Senior Vice President, Research and Development of the Company since 1986 and Chief Technical Officer since January 1996.

  Mr. McCutcheon joined the Company in January 1996 as Senior Vice President, Chief Financial Officer. From January 1991 to November 1995, Mr. McCutcheon was Vice President, Corporate Finance at Cadence Design Systems, Inc., a design automation software company. Prior to 1991, Mr. McCutcheon was President of Toshiba America Medical Credit, a captive financing subsidiary of Toshiba America.

  Mr. Leckonby has served as President and Chief Operating Officer of Asyst Software, Inc. since June 1996. From October 1993 to June 1996, Mr. Leckonby was President and Chief Executive Officer of Integral Systems, Inc. an enterprise application software and services company. From 1986 to September 1993, Mr. Leckonby was President and Chief Operating Officer of Tesseract Corporation, an enterprise application software and services company.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of June 30, 1997 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock.

                                                                 BENEFICIALLY
                                                                 OWNERSHIP(1)
                                                               -----------------
5% SHAREHOLDERS, DIRECTORS AND OFFICERS                         NUMBER   PERCENT
---------------------------------------                        --------- -------
J.&W. Seligman & Co., Incorporated............................ 1,861,000  17.4%
100 Park Avenue
New York, NY 10017
Mihir Parikh(2)...............................................   520,058   4.8%
Anthony C. Bonora(3)..........................................    45,630     *
Douglas J. McCutcheon(4)......................................    20,464     *
Terry L. Moshier(5)...........................................    14,280     *
William R. Leckonby(6)........................................     3,332     *
James E. Springgate(7)........................................    21,374     *
Walter W. Wilson(8)...........................................     6,500     *
Stanley Grubel................................................         0     *
Ashok K. Sinha................................................         0     *
Tsuyoshi Kawanishi(9).........................................     2,500     *
All directors and officers as a group (10 persons)(10)........   634,138   5.8%

--------
  * Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 10,710,572 shares outstanding on June 30, 1997, adjusted as required by rules promulgated by the Commission.

 (2) Includes 355,500 shares held of record by Mihir & Nancy Parikh Living Trust, dated April 3, 1986, of which Mr. Parikh is a trustee. Also includes 49,600 shares held by a custodian for the benefit of Dr. Parikh's minor children, of which Dr. Parikh disclaims beneficial ownership. Includes 114,958 shares subject to stock options exercisable within 60 days of June 30, 1997.

 (3) Includes 21,740 shares subject to stock options exercisable within 60 days of June 30, 1997.

 (4) Includes 20,464 shares subject to stock options exercisable within 60 days of June 30, 1997.

 (5) Includes 14,280 shares subject to stock options exercisable within 60 days of June 30, 1997.

 (6) Includes 3,332 shares subject to stock options exercisable within 60 days of June 30, 1997.

 (7) Includes 21,374 shares subject to stock options exercisable within 60 days of June 30, 1997.

 (8) Includes 6,500 shares subject to stock options exercisable within 60 days of June 30, 1997.

 (9) Includes 2,500 shares subject to stock options exercisable within 60 days of June 30, 1997.

(10) Includes an aggregate of 193,150 shares held by all directors and executive officers that are subject to options exercisable within 60 days of June 30, 1997. See Notes (2) through (9), above.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Offices, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                            EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  Walter W. Wilson, James Springgate and Stanley Grubel each received $3,500 and Ashok K. Sinha received $2,500 for service on the Board of Directors or any committee thereof, and directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings.

  In June 1993, the Company adopted the Directors' Plan to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. See Proposal 3--"Approval of the 1993 Non-Employee Directors' Stock Option Plan, as Amended" for a description of the Directors' Plan.

  During fiscal 1997, the following directors received options under the Directors' Plan: Mr. Grubel and Mr. Sinha were each granted an option to purchase 14,000 shares of Common Stock at an exercise price of $9.25 per share upon his initial election to the Board of Directors in January 1997 and, upon their respective anniversaries of their initial grants, Mr. Springgate was granted an additional option to purchase 6,000 shares of Common Stock at an exercise price of $9.75 per share in September 1996, Mr. Kawanishi was granted additional options to purchase 10,000 shares of Common Stock at an exercise price of $9.25 per share in January 1997, and Mr. Wilson was granted an additional option to purchase 6,000 shares of Common Stock at an exercise price of $9.125 per share in February 1997 and an additional option to purchase 4,000 shares of Common Stock at an exercise price of $9.25 per share in January 1997.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

  The following table shows for the fiscal year ended March 31, 1997 compensation awarded or paid to, or earned by the Company's Chief Executive Officer and the Company's next five most highly compensated executive officers who earned over $100,000 during the fiscal year (the "Named Executive Officers"), except as disclosed below, no compensation characterized as long-term compensation, including restricted stock awards issued at a price below fair market value or long-term incentive plan payouts, was paid by the Company during the fiscal year ended March 31, 1997 to any of the Named Executive
Officers:

                          SUMMARY COMPENSATION TABLE

                                                       LONG TERM
                                         ANNUAL       COMPENSATION
                                      COMPENSATION       AWARDS
                                    ----------------- ------------
                             FISCAL                     OPTIONS     ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY  BONUS(1)  (# SHARES)  COMPENSATION
---------------------------  ------ -------- -------- ------------ ------------
Mihir Parikh ..............   1997  $249,519 $145,000   100,000      $11,644(2)
 Chairman of the Board and    1996   215,024  177,188   100,000       22,684(3)
 Chief Executive Officer      1995   185,000      --     70,000       15,764(4)
Terry L. Moshier...........   1997   141,539   90,000   150,000          --
 President and                1996       --       --        --           --
 Chief Operating Officer      1995       --       --        --           --
Douglas J. McCutcheon......   1997   163,096   80,300    10,000        5,381(5)
 Senior Vice President,       1996    30,462      --     90,000          --
 Chief Financial Officer      1995       --       --        --           --
Anthony C. Bonora..........   1997   158,827   80,500    30,000        2,381(5)
 Senior Vice President,
  Research                    1996   147,300   77,500    30,000        2,711(6)
 and Development and Chief
  Technical Officer           1995   136,000      --     50,000          --
William R. Leckonby........   1997   150,000   64,400    20,000          540(5)
 President and Chief
  Operating                   1996       --       --        --         4,500(6)
 Officer of Asyst Software,
  Inc.                        1995       --       --        --           --

--------
(1) The Company's officers are eligible for annual cash bonuses under the terms of the Company's Executive Bonus Plans, adopted each fiscal year. Payments of bonuses are based upon achievement of specified financial objectives determined by the Board of Directors at the beginning of each fiscal year. Financial objectives are based, in part, on the Company's operating budget and results of operations.

(2) Consists of the following payments made by the Company: (i) $6,000 car allowance, (ii) $600 for premiums for term life and supplemental disability insurance, (iii) $5,044 in matching contributions to the Company's 401(k) plan and (iv) reimbursements for certain incidental expenses.

(3) Consists of the following payments made by the Company: (i) $6,000 car allowance, (ii) $8,032 for premiums for term life insurance and supplemental disability insurance, (iii) $8,652 in matching contributions to the Company's 401(k) plan and (iv) reimbursements for certain incidental expenses.

(4) Consists of the following payments made by the Company: (i) $6,000 car allowance, (ii) $9,674 for premiums for term life insurance and supplemental disability life insurance and (iii) reimbursements for certain incidental expenses.

(5) Consists of matching contributions to the Company's 401(k) plan.

(6) Consists of a car allowance paid by the Company.

                       STOCK OPTION GRANTS AND EXERCISES

  The following tables show for the fiscal year ended March 31, 1997 certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                    OPTION GRANTS IN LAST FISCAL YEAR 1996

                                                                        POTENTIAL REALIZABLE
                                                                       VALUE AT ASSUMED ANNUAL
                                                                        RATES OF STOCK PRICE
                                                                          APPRECIATION FOR
                            INDIVIDUAL GRANTS                              OPTION TERM(3)
                         ------------------------                      -----------------------
                                 PERCENT OF TOTAL
                         OPTIONS OPTIONS GRANTED  EXERCISE
                         GRANTED TO EMPLOYEES IN    PRICE   EXPIRATION
          NAME           (#)(1)   FISCAL YEAR(2)   ($/SH)      DATE        5%         10%
          ----           ------- ---------------- --------- ---------- -----------------------
Mihir Parikh............ 100,000       12.6%      $10.84375  06/13/06  $  681,958 $  1,728,214
Terry L. Moshier........ 150,000       18.9          10.125  08/08/06     955,134    2,420,496
Douglas J. McCutcheon...  10,000        1.3        10.84375  06/13/06      68,196      172,821
Anthony C. Bonora.......  30,000        3.8        10.84375  06/13/06     204,587      518,464
William R. Leckonby.....  20,000        2.5          10.125  07/10/06     127,351      322,732

--------
(1) Unless otherwise noted, options granted are subject to standard vesting and become exercisable at a rate of 2.38% of the shares subject to the option at the end of each month for 42 months following a six month waiting period with no vesting. The term of the options is 10 years.

(2) Based on an aggregate of 793,044 options granted to directors and employees of the Company in fiscal 1996 including the Named Executive Officers.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all shareholders.

  The following table shows the number and value of the unexercised options held by each of the Named Executive Officers at March 31, 1997:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                           AND FY-END OPTION VALUES

                                                       NUMBER OF
                                                       SECURITIES       VALUE OF
                                                       UNDERLYING     UNEXERCISED
                                                      UNEXERCISED     IN-THE-MONEY
                                                      OPTIONS/SARS  OPTIONS/SARS AT
                                                      AT FY-END(#)       FY-END
                         SHARES ACQUIRED    VALUE     EXERCISABLE/    EXERCISABLE/
NAME                     ON EXERCISE(#)  REALIZED(1) UNEXERCISABLE  UNEXERCISABLE(2)
----                     --------------- ----------- -------------- ----------------
Mihir Parikh............          0              0   76,636/193,364 $174,930/70,070
Terry L. Moshier........          0              0    3,808/146,192        0/0
Douglas J. McCutcheon...          0              0   12,138/87,862         0/0
Anthony C. Bonora.......      8,600        $86,453   34,222/69,778    87,290/66,710
William R. Leckonby.....          0              0      952/19,048         0/0

--------
(1) Based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price of the options.
(2) Based on the fair market value of the Company's Common Stock as of March 31, 1997 minus the exercise price of the options.

                       REPORT OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION/1/

  The Board of Directors is responsible for establishing the Company's compensation programs including salaries, bonuses (if any) and stock ownership programs for all employees, including the Chief Executive Officer and the other executive officers. The Board evaluates performance and determines compensation policies and levels.

COMPENSATION PHILOSOPHY

  The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term shareholder value. Key elements of this philosophy are:

  . The Company pays competitively with leading companies with which it competes for talent. The Company regularly compares its pay practices with high-growth Silicon Valley companies in the semiconductor capital equipment industry and selected companies appearing in compensation surveys published by the American Electronics Association, and sets it pay parameters based on this review. When using comparative data, the Company attempts to set its compensation levels in the mid-range of management compensation at the companies examined.

  . The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

  . The Company provides equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners and not just as employees.

  Base Salary. The Board annually reviews each executive officer's base salary. When reviewing base salaries, the Compensation Committee makes a subjective assessment of, in order of importance, individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The weight of these factors in the case of a particular individual's compensation may vary.

  Annual Incentive. The Company's Executive Bonus Plan (the "Bonus Plan") adopted each year, is a variable pay program pursuant to which officers and other senior managers of the Company may earn additional annual compensation. The actual incentive award earned depends on the extent to which the Company's articulated objectives are achieved. At the start of each year, the Board reviews and approves the annual performance objectives for the Company and establishes an individual bonus pool for each executive officer. For fiscal 1997, the goal was based on a targeted level of operating earnings per share and individual performance objectives. The total bonus pool for all the executive officers was $575,000 for fiscal 1997.

  Individual awards are determined by evaluating the Company's performance against the goal and allocating a pro rata portion of the individual award pool based on the Company's performance against objectives during the year.

--------
/1The/material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

  Long-Term Incentives. The Company's long-term incentive program currently consists of the 1993 Stock Option Plan. The option program utilizes vesting periods (generally four years) to encourage key employees to continue in the employ of the Company and provide equity incentives to build long-term shareholder value. The size of option grants is determined based on competitive practices at leading companies in the industry and the Company's philosophy of significantly linking executive compensation with shareholder interests. The Board attempts to set equity compensation levels in the mid-range of comparable companies. In making awards, the Board considers the number, value and vesting of an officer's outstanding options.

CORPORATE PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

  The Board set Dr. Parikh's base annual salary for fiscal year 1997 at approximately $249,500. This amount was intended to provide an annual cash compensation level in the mid-range of salaries of comparable companies. In setting this amount, the Board took into account (i) the scope of Dr. Parikh's responsibility, and (ii) the Board's confidence in Dr. Parikh to lead the Company's continued development.

  Based on the Company's growth in revenue and profitability and other non-financial objectives, the Board awarded Dr. Parikh a bonus of $145,000 for fiscal 1997. Dr. Parikh was also awarded stock options covering 100,000 shares in fiscal year 1997 to maintain his equity incentive position consistent with the objectives set forth above.

SECTION 162(M) OF THE INTERNAL REVENUE CODE.

  Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

  The Board believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Nevertheless, the Board has determined that options granted under the Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance based compensation." The Board intends to continue to evaluate the effects of the statute and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

CONCLUSION

  Through the programs described above, a significant portion of the Company's compensation program and Dr. Parikh's compensation are contingent on Company performance, and realization of benefits is closely linked to increases in long-term shareholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

                                          Mihir Parikh
                                          Walter W. Wilson
                                          Ashok K. Sinha
                                          James E. Springgate
                                          Tsuyoshi Kawanishi
                                          Stanley Grubel

PERFORMANCE MEASUREMENT COMPARISON(1)

  The following graph shows the total shareholder return of an investment of $100 in cash on September 22, 1994, the date of commencement of trading of the Company's Common Stock, for (i) the Company's Common Stock, (ii) the Nasdaq Market Index, as calculated by Media General ("Nasdaq"), and (iii) the Media General Industry Group 355 Index--Special Industry Machinery, except Metalworks, a published index ("Media General"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                   OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                        PERFORMANCE GRAPH APPEARS HERE

                             ASYST
Measurement Period           TECHNOLOGIES   INDUSTRY
(Fiscal Year Covered)        INC            INDEX        NASDAQ
-------------------          ----------     ---------    ----------
Measurement Pt-1993          $100.00        $100.00      $100.00
FYE   1994                   $109.09        $108.03      $101.85
FYE   1995                   $334.09        $145.23      $108.05
FYE   1996                   $206.82        $152.43      $145.33
FYE   1997                   $177.27        $183.15      $162.59

--------
/1/The material in this performance graph is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

                             CERTAIN TRANSACTIONS

  In August 1997, the Company loaned $200,000 (the "Loan") to Terry Moshier, President and Chief Operating Officer of the Company, in order to assist Mr. Moshier with the purchase of a new residence as part of his relocation to California. The Loan has an interest rate of 4% per annum while Mr. Moshier is an employee of the Company and 6.39% per annum if Mr. Moshier's employment with the Company terminates for any reason. The Loan is secured by a second deed of trust on Mr. Moshier's California residence. The Loan terminates and shall be immediately due and payable upon the earlier of: (i) September 1, 2002, (ii) 90 days after the termination of Mr. Moshier's employment for any reason, (iii) a default on the repayment of any principal or interest on the Loan, (iv) a default on the first mortgage on the property, (v) the sale or transfer of the property or (vi) the insolvency of Mr. Moshier.

  In addition, in August 1997 the Company loaned Mr. Moshier $180,000 (the "Second Loan") in order to facilitate his relocation to California. The Second Loan has an interest rate of 6.39% and is secured by a pledge of all of the shares of Company Common Stock that Mr. Moshier owns or that he may subsequently acquire. The Second Loan shall be forgiven equally over a 48 month period; provided, however, that if Mr. Moshier's employment is terminated without cause or by his death, the Second Loan shall be forgiven in full. The Second Loan shall terminate and be immediately due and payable upon the earlier of: (i) 90 days after Mr. Moshier's voluntary termination, (ii) Mr. Moshier's insolvency or (iii) Mr. Moshier's termination for cause.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ JAMES C. KITCH
                                          James C. Kitch
                                          Secretary

August 25, 1997

  A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: DOUGLAS J. MCCUTCHEON, ASYST TECHNOLOGIES, INC, 48761 KATO ROAD, FREMONT, CA 94538.

                            ASYST TECHNOLOGIES, INC.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON SEPTEMBER 29, 1997


          The undersigned hereby appoints Mihir Parikh and Douglas McCutcheon, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Asyst Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Asyst Technologies, Inc. to be held at the Beverly Heritage Hotel, 1820 Barber Lane, Milpitas, California on Monday, September 29, 1997, at 3:00 p.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

          UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:    To elect directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

[ ]  FOR all nominees listed below               [ ]  WITHHOLD AUTHORITY to
     (except as marked to the contrary                vote for all nominees
     below).                                          listed below.

NOMINEES: Mihir Parikh, Stanley Grubel, Tsuyoshi Kawanishi, Ashok K. Sinha,
          James E. Springgate and Walter W. Wilson

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           (Continued on other side)

                          (Continued from other side)

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2, 3, 4 AND 5.

PROPOSAL 2:  To approve the Company's 1993 Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 500,000 shares and to add provisions with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended.

             [ ]  FOR          [ ]  AGAINST        [ ]  ABSTAIN


PROPOSAL 3:  To approve the Company's 1993 Non-Employee irectors' Stock Option
             Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 150,000 shares and to increase the size of the initial options to purchase Common Stock granted thereunder to 14,000 shares.

             [ ]  FOR          [ ]  AGAINST        [ ]  ABSTAIN


PROPOSAL 4:  To ratify selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending March 31, 1998.

             [ ]  FOR          [ ]  AGAINST        [ ]  ABSTAIN



DATED            , 1997
     -----------              -------------------------------------------------

                              -------------------------------------------------
                                                    SIGNATURE(S)

                              Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                                       2